Exhibit 4.23

Execution Copy

NEWBUILDING SERVICES AGREEMENT
This NEWBUILDING SERVICES AGREEMENT, dated as of July 1, 2014 (this "Agreement"), is entered into by and between Dorian LPG Ltd. (the "Company"), a Marshall Islands corporation with its registered office located at Trust Company Complex Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960, on behalf of itself and the Owners ( as defined below), and Dorian LPG (USA) LLC, a Delaware limited liability company, with its headquartered offices at 27 Signal Road, Stamford, Connecticut 06902 (the "Manager").
W I T N E S S E T H
WHEREAS, the Company has been formed for, among other things, the purpose of owning, exercising all voting rights and powers associated with, and ultimately disposing of the ownership interests in subsidiaries (the Company and its subsidiaries, collectively referred to hereinafter as the "Company Group") that purchase or otherwise invest in, own, operate, charter and sell or otherwise dispose of LPG vessels.
WHEREAS, the certain members Company Group have entered into shipbuilding contracts for the construction of LPG vessels (each, a "Newbuilding" and collectively the "Newbuildings" and each Newbuilding-owning subsidiary, an "Owner" and collectively, the "Owners").  The names of the initial Owners and their respective Newbuildings are listed in Schedule I hereto, which schedule shall be amended from time to time to add or remove Owners and the Newbuildings that are owned, directly or indirectly, by the Company;
WHEREAS, the Manager is in the business of providing vessel management services, including provision of newbuilding management services; and
WHEREAS, the Company desires that the Manager perform and/or procure and arrange for the newbuilding management services of the Newbuildings and the Manager is willing to render such services, on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other valuable consideration, the parties hereto hereby agree as follows:
1.            Engagement of Manager.  The Company, on behalf of itself and each Owner, hereby engages the Manager to provide and/or procure and arrange for the newbuilding management services of the Newbuildings as described more fully herein, and the Manager hereby accepts such engagement.
2.    Term.  The term of this Agreement shall commence on 0000 hours the date hereof and shall terminate upon the delivery to the relevant Owner of the last Newbuilding in Schedule 1 provided, however, this Agreement shall automatically terminate and cease to apply to any Newbuilding upon its delivery from the shipyard to the relevant Owner."
3.    Services.  Subject to the terms and conditions set forth herein, the Manager shall act as the supervisors of the Company Group Newbuildings' construction and shall provide and/or procure and arrange for the provision of all newbuilding management services, including without limitation, the following services (collectively, the "Services"):
(a)    overseeing and supervising, in all material respects, the construction of the Newbuildings;
(b)    assisting in the negotiation of the shipbuilding contract and specifications and related documentation;
(c)    arranging for and supervise alterations and changes to the Newbuildings' design;
(d)    liaising with the ship builder, supervising the ship builder's progress and overseeing construction to ensure the ship builder is constructing the Newbuildings in accordance with the shipbuilding contract, design and specifications; and
(e)    subject to the Company's prior approval, entering into, making and performing all contracts, agreements and other undertakings as may be, in the opinion of the Manager, necessary, advisable or incidental to the performance of the Services contemplated by this Section 3.
4.            Engagement of Sub-Managers. The Manager shall be entitled to procure the performance of its obligations hereunder by its affiliates and/or third-party managers (hereinafter collectively called the "Sub-Managers"), provided that any performance of the Manager's obligations by the Sub-Managers shall be without prejudice to the rights of the Company hereunder for any failure by the Manager in performance of the Manager's duties and obligations hereunder and notwithstanding performance by the Sub-Managers, the Manager shall remain solely responsible to the Company for performance of its obligations hereunder.
5.            Fees.  In consideration for the Manager's provision of the Services pursuant to this Agreement, the Company shall pay or cause to be paid to the Manager a monthly fee equal to US$15,000 (fifteen thousand United States dollars) per Newbuilding (the "Fee") during the term of this Agreement.  The Fee shall be payable monthly in advance based on the number of Newbuildings owned by the Owners on the first day of such month and shall be pro rated for periods less than a month.
6.            Force Majeure.  Neither the Company nor the Manager shall be under any liability to the other for any failure to perform any of their obligations hereunder by reason of Force Majeure.  The parties shall make reasonable efforts to minimize, avoid or prevent the effect of the Force Majeure event.  "Force Majeure" shall mean any cause whatsoever of any nature or kind beyond the reasonable control of the Company or the Manager, including acts of God, acts of civil or military authorities, acts of war or public enemy, acts of any court, regulatory agency or administrative body having jurisdiction, insurrections, riots, strikes or other labor disturbances, embargoes or other causes of a similar nature.
7.            Notices.  All notices, statements or requests provided for hereunder shall be in writing and shall be deemed to have been duly given when received by the party receiving the notice by hand, or when delivered by the U.S. Postal Service as certified or registered mail, postage prepaid, or when transmitted by fax with confirmed answerback received.  Delivery "by hand" includes commercial express or courier service or overnight delivery service.  All notices shall be sent to the addresses of the parties as set forth in the preamble of this Agreement.
8.            Miscellaneous Provisions.
(a)    Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior agreement or undertaking among them with respect to such subject matter.
(b)    Headings.  The Section headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
(c)    Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
(d)    Modification.  No change or modification of this Agreement shall be of any force unless such change or modification is in writing and has been signed by each party.
(e)    Waivers.  No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is in writing and signed by the party against whom such waiver is claimed.  No waiver of any breach shall be deemed to be a waiver of any other or subsequent breach.
(f)    Severability.  If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
(g)    Independent Contractor.  The parties agree that the Manager is and shall act as an independent contractor in the performance of its duties hereunder.  The Manager is not, and in the performance of its duties hereunder will not hold itself out as, an employee, agent or partner of the Company, but shall advise persons with whom it deals on behalf of the Company that it is conducting such business as an independent contractor for the Company.
(h)    Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule.
All disputes between or among the parties arising out of or in any way connected with the execution, interpretation and performance of this Agreement shall be solely and finally exclusively settled by arbitration in New York, New York, in accordance with the International Arbitration Rules of the International Centre for Dispute Resolution.
The parties irrevocably consent and agree that (i) any action brought to compel arbitration or in aid of arbitration in accordance with the terms of this Agreement, (ii) any action confirming and entering judgment upon any arbitration award, and (iii) any action for temporary injunctive relief to maintain the status quo or prevent irreparable harm prior to the appointment of the arbitral tribunal, may be brought exclusively in the courts of the State of New York sitting in New York City or (if it has jurisdiction) the United States District Court for the Southern District of New York (each, a "New York Court"), and, by execution and delivery of this Agreement, each party hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts thereof except that any final arbitral award may be entered and enforced in any court having jurisdiction over any party or any of its assets.  Each party hereby appoints Seward & Kissel LLP, One Battery Park Plaza, New York, NY 10004 as its attorney-in-fact to receive any process on its behalf hereunder.
(i)    Third Parties.  This Agreement is not intended to, nor shall it create, any rights, claims or benefits enforceable by any person not a party to it.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
THE MANAGER:
DORIAN LPG (USA) LLC
By:	/s/ John C. Lycouris
Name: John C. Lycouris
Title: Chief Executive Officer

THE COMPANY:
FOR AND ON BEHALF OF EACH OWNER AS FROM TIME TO TIME LISTED AND IDENTIFIED ON SCHEDULE I:
DORIAN LPG LTD.

By:	/s/ John C. Hadjipateras
Name: John C. Hadjipateras Title: President and Chief Executive Officer

[Signature Page to Newbuilding Services Agreement]

SCHEDULE I

LIST OF NEWBUILDINGS/OWNERS

Newbuilding	Owner
HHI Hull No. 2656	COMET LPG TRANSPORT LLC
HHI Hull No. 2657	CORSAIR LPG TRANSPORT LLC
HHI Hull No. 2658	CORVETTE LPG TRANSPORT LLC
HHI Hull No. S749	DORIAN SHANGHAI LPG TRANSPORT LLC
HHI Hull No. S750	DORIAN HOUSTON LPG TRANSPORT LLC
HHI Hull No. S751	DORIAN AMSTERDAM LPG TRANSPORT LLC
HHI Hull No. S752	DORIAN BARCELONA LPG TRANSPORT LLC
HHI Hull No. S753	DORIAN SAO PAULO LPG TRANSPORT LLC
HHI Hull No. S754	DORIAN CAPE TOWN LPG TRANSPORT LLC
HHI Hull No. S755	DORIAN ULSAN LPG TRANSPORT LLC
HHI Hull No. S756	DORIAN MONACO LPG TRANSPORT LLC
HHI Hull No. S757	DORIAN EXPLORER LPG TRANSPORT LLC
HHI Hull No. S758	DORIAN EXPORTER LPG TRANSPORT LLC
DSME Hull No. 2336	DORIAN DUBAI LPG TRANSPORT LLC
DSME Hull No. 2337	DORIAN GENEVA LPG TRANSPORT LLC
DSME Hull No. 2338	DORIAN TOKYO LPG TRANSPORT LLC
HHI Hull No. 2660	CONCORDE LPG TRANSPORT LLC
HHI Hull No. 2661	CONSTELLATION LPG TRANSPORT LLC
HHI Hull No. 2662	COMMANDER LPG TRANSPORT LLC